UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2021

February 23, 2021

WORKDAY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

6110 Stoneridge Mall Road

Pleasanton, California 94588

(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	WDAY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective February 23, 2021, the Board of Directors (the “Board”) of Workday, Inc. (“Workday”) appointed Lynne M. Doughtie as a Class I director, the class of directors that will stand for election at Workday’s 2022 Annual Meeting of Stockholders. Ms. Doughtie is the former U.S. Chairman and Chief Executive Officer of KPMG LLP (“KPMG”), a global leader in audit, tax, transaction, and advisory services, where she had been employed since 1985. Ms. Doughtie served as KPMG’s U.S. Chairman and Chief Executive Officer from July 2015 to June 2020. Prior to that, she served in many leadership roles during her extensive career at KPMG, including Vice Chair of the firm’s U.S. Advisory business from October 2011 to June 2015. Ms. Doughtie has served on the board of The Boeing Company, one of the largest aerospace companies, since January 2021, serves on the board of directors of several nonprofit organizations, and serves on the board of advisors of various private companies and educational organizations. Ms. Doughtie received a bachelor of science degree in accounting from Virginia Tech University. Ms. Doughtie brings to our Board extensive experience in risk management and information security from her many years at KPMG. Her experience effectively advising organizations on complex global business matters and strategies across industries provides a valuable resource to our Board.

In connection with her election to the Board, Ms. Doughtie will receive a one-time grant of restricted stock units in the amount of $750,000, one-fourth of which will vest on March 15, 2022, and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates. Ms. Doughtie has entered into Workday’s customary indemnification agreement for its directors. Ms. Doughtie has not yet been named to serve on any committee of the Board, and there are no arrangements or understandings between Ms. Doughtie and any other persons pursuant to which she was elected as a director. The Board has determined that Ms. Doughtie is independent in accordance with the applicable rules of the Nasdaq Stock Market.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 23, 2021, the Board amended and restated Workday’s bylaws (the “Amended and Restated Bylaws”) to implement a majority voting standard in uncontested director elections. Section 1.7 of the Amended and Restated Bylaws provides that an uncontested election will be decided by the affirmative vote of a majority of the votes properly cast for or against such matter and sets forth the determination of what would constitute a contested election. Section 2.3 of the Amended and Restated Bylaws provides that if an incumbent director fails, in an uncontested election, to receive the vote required to be elected in accordance with Section 1.7, then such director shall tender his or her resignation in accordance with the procedures determined by the Nominating and Governance Committee of the Board. However, in the event of a contested election of directors, directors shall continue to be elected by the highest number of votes, or a plurality of votes, cast.

The foregoing summary and description of the provisions of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Workday’s Corporate Governance Guidelines (the “Guidelines”) provide for a procedure whereby a director who receives more “against” votes than “for” votes in an uncontested election will submit his or her offer of resignation for consideration by the Nominating and Governance Committee, and the Nominating and Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. In this regard, conforming amendments were made to the Guidelines to reflect the change to a majority voting standard in uncontested director elections.

Section 9 – Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3.1	Amended and Restated Bylaws

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2021

Workday, Inc.

/s/ Richard H. Sauer
Richard H. Sauer
Executive Vice President, General Counsel and Corporate Secretary